Exhibit 99.1

Joint Filer Information

Each of the following joint filers has designated LHX Intermediate, LLC as the “Designated Filer” for purposes of the attached Form 3:

1.	White Oak Global Advisors, LLC

Date of Event Requiring Statement: 11/1/2024

Issuer Name and Ticker or Trading Symbol: Zeo Energy Corp. [ZEO]

WHITE OAK GLOBAL ADVISORS, LLC

By:	/s/ Barbara J.S. McKee
	Name:	Barbara J.S. McKee
	Title:	Authorized Signatory

Date: December 6, 2024